CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amended Registration Statement of Greens Worldwide, Inc. on Form SB-2/A of our report dated October 27, 2005, with respect to our audit of the financial statements of US Pro Golf Tour, Inc. as of June 30, 2005 for the period from January 28, 2005 (date of inception) through June 30, 2005, that is included in this Registration Statement, filed with the Securities and Exchange Commission. We also consent to the use of our name as it appears under the caption “Experts”.

/s/ EPSTEIN, WEBER & CONOVER, P.L.C.
Scottsdale, Arizona
February 1, 2006